Exhibit 99.1

Investor Relations Contact:

              James E. Brenn, Senior VP and Chief Financial Officer

              (414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR

THE SECOND QUARTER OF FISCAL 2010

MILWAUKEE, WI January 14, 2010/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced second quarter fiscal 2010 consolidated net sales of $393.0 million and consolidated net income of $3.0 million or $0.06 per diluted share. The second quarter of fiscal 2009 had consolidated net sales of $477.5 million and consolidated net income of $3.2 million or $0.06 per diluted share. Consolidated net sales decreased $84.5 million between years, with both reporting segments experiencing lower sales, primarily the result of lower unit volumes. Consolidated net income was fairly consistent between years despite the sales decline. This result reflects better margins caused by lower manufacturing costs and lower engineering, selling, general and administrative costs.

For the first six months of fiscal 2010, the company had consolidated net sales of $717.7 million and a consolidated net loss of $5.7 million or $0.12 per diluted share. For the same period a year ago, consolidated net sales were $935.6 million and consolidated net income was $1.2 million or $0.02 per diluted share. The decrease in the first six months’ consolidated net sales of $217.9 million was attributable to both reporting segments experiencing lower sales, primarily the result of lower unit volumes. Consolidated net income declined by $6.9 million between years resulting from lower volumes of product both shipped and manufactured, offset in part by manufacturing and operating costs that were lower than in the same period a year ago.

Engines:

Fiscal 2010 second quarter net sales were $274.3 million versus $339.3 million for the same period a year ago, a decrease of 19%. The decrease resulted primarily from a 15% decrease in engine unit shipments between quarters driven by lower shipments for lawn and garden applications as some OEMs are delaying deliveries of engines to control their inventory investment ahead of an uncertain market environment for the spring of 2010. In addition, engine requirements for portable generators were down due to the lack of any significant weather events and engine shipments for snow thrower applications were down because of shifts in placement.

Net sales for the first half of fiscal 2010 were $484.7 million versus $597.9 million in the prior year, a 19% decrease. This decrease reflects an 18% decrease in engine unit shipments between years. The first six months sales decline in engine unit volume resulted from primarily the same reasons discussed for the second quarter in addition to light first quarter sales of engines because 2009 summer retail demand for lawn and garden equipment was soft and did not generate the same level of engine reorders that occurred in the prior year.

The second quarter of fiscal 2010 had income from operations of $18.0 million versus $22.0 million from the same period a year ago. The decrease of $4.0 million in income from operations reflects the impact of a 19% revenue decrease and a 6% decrease in production volume offset by lower manufacturing and operating costs, resulting primarily from lower commodity costs and planned cost savings initiatives.

Income from operations for the first half of fiscal 2010 was $12.1 million, a $4.4 million decrease from income from operations of $16.5 million for the same period a year ago. The decrease of $4.4 million in income from operations was the result of a 19% revenue decrease and a 10% decrease in production volume offset by the same factors described in the quarter.

Power Products:

Fiscal 2010 second quarter net sales were $156.6 million, a $35.4 million decrease from the $192.0 million in the same period a year ago. The lower net sales were primarily the result of a decrease in shipments of portable generator product. Replenishment demand that occurred because of major weather events last year was not required in the current year due to a lack of weather events. In general, all lawn and garden product volumes were less than those in the same period a year ago, except for stronger snow thrower shipments. All levels of the lawn and garden distribution channel appear to be managing to lower inventory levels ahead of the spring of 2010 retail season.

Net sales for the first six months of fiscal 2010 were $320.2 million, a $127.4 million decrease over the same period a year ago. The sales decline was primarily the result of a decrease in sales of portable generators due to no hurricanes making landfall in the United States in the first half of fiscal 2010. Other than a small increase in pressure washer shipments, the other product offerings in this reporting segment had volume declines between years.

The loss from operations for the second quarter of fiscal 2010 was $4.5 million, an improvement of $4.1 million over the loss for the same period a year ago. The improvement in the loss from operations for the quarter was the result of lower manufacturing costs, primarily related to lower commodity costs and planned cost saving initiatives. These improvements were partially offset by lower sales, lower production volumes and $1.7 million of expenses associated with the previously announced closing of the Jefferson, Wisconsin manufacturing facility.

The loss from operations for the first six months of fiscal 2010 was $0.9 million, a $5.1 million improvement over the loss from operations for the same period a year ago. The improvement in the loss from operations between years resulted from the same factors as described for the quarter and was also offset year to date by an unfavorable mix of lawn and garden product shipments. Through the first six months of fiscal 2010, costs related to the closure of the Jefferson, Wisconsin facility were $3.1 million.

General:

Interest expense was lower in the second quarter and first six months of fiscal 2010 because of lower average borrowings. The second quarter and year to date fiscal 2010 effective tax rates are at 29% and 39%, respectively, versus the 30% and 155% used in the same respective periods last year. The difference between the effective tax rates for the six month periods was due to the impact of higher levels of discrete items related to foreign dividends in fiscal 2009 compared to fiscal 2010.

Outlook:

The company continues to project that fiscal 2010 net income will be in the range of $40 to $50 million or $0.80 to $1.01 per diluted share. Consolidated net sales are projected to be approximately 6% lower between years primarily due to the absence of hurricane related sales of portable generators, selected price reductions to reflect projected lower commodity costs and lower engine shipments to Europe for lawn and garden applications. Production levels for substantially all products are planned to be lower in fiscal 2010 to decrease our investment in working capital. Operating income margins are projected to be in the range of 4.0% to 5.0%, and interest expense and other income are forecasted at $27 million and $5 million, respectively. The effective tax rate for the full year is projected to be in a range of 31% to 34%.

The company will host a conference call today at 10:00 AM (EST) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 281-4322. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (703) 925-2533 to access the replay. The pass code will be 1420930.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; the ability of ourselves and our customers to secure adequate working capital funding and meet related covenants; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements;

changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended December

(In Thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2009	2008	2009	2008
NET SALES	$393,049	$477,481	$717,656	$935,632
COST OF GOODS SOLD	322,399	401,584	594,616	795,016

Gross Profit on Sales	70,650	75,897	123,040	140,616

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	60,339	63,302	121,132	128,153

Income from Operations	10,311	12,595	1,908	12,463

INTEREST EXPENSE	(7,179)	(8,714)	(13,655)	(16,611)
OTHER INCOME, Net	1,137	687	2,427	1,886

Income (Loss) before Income Taxes	4,269	4,568	(9,320)	(2,262)

PROVISION (CREDIT) FOR INCOME TAXES	1,244	1,376	(3,658)	(3,498)

Net Income (Loss)	$3,025	$3,192	$(5,662)	$1,236

Average Shares Outstanding	49,595	49,571	49,594	49,567

BASIC EARNINGS (LOSS) PER SHARE	$0.06	$0.06	$(0.12)	$0.02

Diluted Average Shares Outstanding	50,040	49,707	49,594	49,664

DILUTED EARNINGS (LOSS) PER SHARE	$0.06	$0.06	$(0.12)	$0.02

Segment Information

(In Thousands)

(Unaudited)

	Second Quarter		Six Months
	2009	2008	2009	2008
NET SALES:
Engines	$274,332	$339,287	$484,735	$597,908
Power Products	156,576	192,012	320,182	447,543
Inter-Segment Eliminations	(37,859)	(53,818)	(87,261)	(109,819)

Total *	$393,049	$477,481	$717,656	$935,632

* International sales based on product shipment destination included in net sales	$147,374	$164,930	$232,812	$276,797

GROSS PROFIT ON SALES:
Engines	$59,909	$65,697	$96,309	$106,124
Power Products	14,014	10,953	36,044	32,484
Inter-Segment Eliminations	(3,273)	(753)	(9,313)	2,008

Total	$70,650	$75,897	$123,040	$140,616

INCOME (LOSS) FROM OPERATIONS:
Engines	$18,043	$21,970	$12,129	$16,459
Power Products	(4,459)	(8,622)	(908)	(6,004)
Inter-Segment Eliminations	(3,273)	(753)	(9,313)	2,008

Total	$10,311	$12,595	$1,908	$12,463

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal December

(In Thousands)

(Unaudited)

CURRENT ASSETS:	2009	2008
Cash and Cash Equivalents	$22,909	$19,036
Accounts Receivable, Net	218,915	329,593
Inventories	596,064	608,220
Deferred Income Tax Asset	57,285	54,608
Other	27,223	45,707

Total Current Assets	922,396	1,057,164

OTHER ASSETS:
Goodwill	254,844	248,546
Investments	16,673	16,968
Prepaid Pension	—	97,119
Other Intangible Assets, Net	91,343	98,518
Deferred Income Tax Asset	23,964	—
Other Long-Term Assets, Net	11,951	11,006

Total Other Assets	398,775	472,157

PLANT AND EQUIPMENT:
At Cost	981,162	1,017,261
Less—Accumulated Depreciation	632,399	637,334

Plant and Equipment, Net	348,763	379,927

	$1,669,934	$1,909,248

CURRENT LIABILITIES:
Accounts Payable	$135,580	$194,223
Short-Term Debt	106,415	204,894
Accrued Liabilities	163,881	169,631

Total Current Liabilities	405,876	568,748

OTHER LIABILITIES:
Deferred Income Tax Liability	3,280	50,833
Accrued Pension Cost	133,137	36,936
Accrued Employee Benefits	19,512	18,685
Accrued Postretirement Health Care Obligation	150,238	156,406
Other Long-Term Liabilities	28,686	32,936
Long-Term Debt	230,924	246,848

Total Other Liabilities	565,777	542,644

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	80,034	76,732
Retained Earnings	1,059,632	1,061,978
Accumulated Other Comprehensive Income (Loss)	(237,355)	(131,793)
Treasury Stock, at Cost	(204,030)	(209,061)

Total Shareholders’ Investment	698,281	797,856

	$1,669,934	$1,909,248

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended Fiscal December
CASH FLOWS FROM OPERATING ACTIVITIES:	2009	2008
Net Income (Loss)	$(5,662)	$1,236
Depreciation and Amortization	32,265	34,580
Stock Compensation Expense	5,359	2,560
Loss on Disposition of Plant and Equipment	1,013	641
Provision for Deferred Income Taxes	(6,216)	4
(Increase) Decrease in Accounts Receivable	44,779	(8,344)
Increase in Inventories	(118,127)	(68,125)
(Increase) Decrease in Other Current Assets	10,271	(355)
Increase in Accounts Payable and Accrued Liabilities	10,296	4,958
Other, Net	743	(5,896)

Net Cash Used by Operating Activities	(25,279)	(38,741)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(15,592)	(21,140)
Cash Paid for Acquisition, Net of Cash Acquired	—	(24,757)
Proceeds Received on Disposition of Plant and Equipment	172	2,211
Other, Net	(144)	—

Net Cash Used by Investing Activities	(15,564)	(43,686)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans, Notes Payable, and Long-Term Debt	52,932	81,650
Dividends	(5,500)	(10,906)

Net Cash Provided by Financing Activities	47,432	70,744

EFFECT OF EXCHANGE RATE CHANGES	328	(1,749)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,917	(13,432)
CASH AND CASH EQUIVALENTS, Beginning	15,992	32,468

CASH AND CASH EQUIVALENTS, Ending	$22,909	$19,036